Exhibit 10.39

BioDrain Medical, Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

August 21, 2012

Sent via email to: caruwe@comcast.net

Mr. Chad A. Ruwe

5220 Oaklawn Avenue
Edina, MN 55424

Dear Mr. Ruwe (“Ruwe”):

I am writing to set forth the terms of your separation with BioDrain Medical, Inc. (the “Company”) as an employee and the conditions pursuant to which you will release the Company from any and all claims that you have or may have against the Company or any of its affiliates (collectively, the “Separation and Release”). In exchange for such Separation and Release, you shall be entitled to:

(i)	common stock of the Company (par value $.01) (the “Common Stock”) equivalent in value to $175,000.00, in settlement of the total amount of past due wages, paid time off, severance and other payments owed to Ruwe by the Company, including but not limited to any amounts owed to Ruwe by the Company under the terms of that certain Employment Agreement between Ruwe and the Company dated as of June 16, 2008 (the “Employment Agreement”),
(ii)	amendment of the warrant issued to Ruwe by the Company dated July 2, 2008 (as amended subsequently to extend the expiration date of the warrant to July 2, 2012, the “2008 Warrant”) for the purchase of 571,429 shares of Common Stock tied to Ruwe’s initial $200,000.00 investment in the Company: (A) extending the expiration date by two years, to July 2, 2014 and (B) allowing complete exercise of the 2008 Warrant regardless of Ruwe’s equity ownership in the Company,
(iii)	additional warrants to purchase 200,000 shares of Common Stock as additional consideration for settlement of the claims hereunder, and
(iv)	exchange 700,000 options expiring December 7, 2012 for a warrant for the purchase of 700,000 shares of Common Stock at $0.15 per share with an expiration of June 29, 2017.

You understand and acknowledge that you are no longer an employee of the Company. Further, you understand and acknowledge that those certain warrant(s) to purchase 50,000 shares of Common Stock issued to you by the Company in 2009 reflecting your $25,000 April 14, 2009 investment in the Company have expired as of the Effective Date (defined below) and you hereby release the Company, pursuant to Section 2 below, from any obligation under such warrant(s) and any related agreements.

Chad A. Ruwe

August 21, 2012

In consideration for the issuance of Common Stock and other promises and covenants made in this letter agreement, including without limitation in the paragraphs set forth immediately above (the “Agreement”), the sufficiency of which consideration is acknowledged by both parties hereto, you and the Company agree as follows:

1.              Issuance of Shares. In partial consideration for your execution and delivery of this Agreement on or prior to August 21, 2012 (the “Effective Date”), the Company agrees to, on or promptly after the Effective Date issue to Ruwe 1,166,667 shares of Common Stock, representing the agreed-upon payment of $175,000.00 at a valuation of $0.15/share. Such shares shall be issued in your name, in one or more certificates, which will be mailed to: Chad A. Ruwe, 5220 Oaklawn Avenue, Edina, MN 55424 on, or within thirty (30) days after, the Effective Date.

2.              Amendments to 2008 Warrant. The 2008 Warrant is hereby amended as follows:

 (i) Section 12(g) is hereby amended and restated as follows:

“‘Expiration Date’ means July 2, 2014”’

 (ii) Section 1(f) is hereby deleted in its entirety.

3.              Additional Warrants. The Company agrees to, on or promptly after the Effective Date, grants to Ruwe an additional warrant to purchase an additional 200,000 shares of Common Stock as additional consideration hereunder. The warrant will be in the form of the 2008 Warrant, as amended hereunder, except that (i) the Exercise Price, as set forth in Section 1(c) of the warrant, will be $0.15/share, subject to subsequent adjustment under the terms of the warrant, and (ii) the Expiration Date as set forth in Section 12(g) shall be June 29, 2017. This additional warrant shall be issued in Ruwe’s name, which will be mailed to: Chad A. Ruwe, 5220 Oaklawn Avenue, Edina, MN 55424 on, or within thirty (30) days after, the Effective Date.

The Company agrees to, on or promptly after the Effective Date, grant to Ruwe an additional warrant to purchase an additional 700,000 shares of Common Stock as a direct replacement of the 700,000 options expiring on December 7, 2012. The warrant will be in the form of the 2008 Warrant, as amended hereunder, except that (i) the Exercise Price, as set forth in Section 1(c) of the warrant, will be $0.15/share, subject to subsequent adjustment under the terms of the warrant, and (ii) the Expiration Date as set forth in Section 12(g) shall be June 29, 2017. Similarly, Company allows complete exercise of the warrant for 700,000 shares regardless of Ruwe’s equity ownership in the Company. This additional warrant shall be issued in Ruwe’s name, which will be mailed to: Chad A. Ruwe, 5220 Oaklawn Avenue, Edina, MN 55424 on, or within thirty (30) days after, the Effective Date

Chad A. Ruwe

August 21, 2012

4.              Waiver and Release. As of the Effective Date, you and each of your affiliates, successors, assigns, beneficiaries, insurers, indemnitors, trustees, agents and representatives, hereby releases and forever discharges the Company, and each of its respective officers, directors, shareholders, affiliates, predecessors, successors, assigns, insurers, indemnitors, attorneys, employees, agents and representatives (collectively, the “Released Parties”) of and from any and all past, present and future claims, demands, liabilities, judgments, and causes of action, at law or in equity, known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or not accrued, which you ever had, presently have, might have in the future, claim to have, or claim to have had against any of the Released Parties whatsoever at any time from the beginning of time to and including the Effective Date; provided, however, that the foregoing shall not release or waive a breach of this Agreement.

5.              Mutual Non-Disparagement. You agree not to disparage the Company, or its products, services, or employees. You will not make any statements about Separation and Release discussions or terms with the Company that portrays or characterize this resolution in any manner other than that this Agreement is concluded to your satisfaction, and you will not make any statements that contradict that this is a no-fault Separation and Release. In return, the Company’s management team will not disparage you.

6.              Survival of Certain Terms. You understand and acknowledge that certain provisions of the Employment Agreement extend beyond the termination of the Employment Agreement and shall continue in full force and effect after the execution of this Agreement including, without limitation, the Non-Compete and Intellectual Property provisions set forth in Sections 6 and 7, respectively, of the Employment Agreement.

7.              Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, either oral or written, including without limitation that certain proposal submitted by you to the Company on or about April 24, 2012 and any and all attendant correspondence. This Agreement may not be amended except by a writing signed by each of the parties hereto.

8.              Confidentiality. Neither party hereto will disclose to any other individual or entity any information whatsoever about this Agreement including without limitation information relating to or arising from the negotiation, preparation and execution of this Agreement, except to the extent that disclosure may be required by law or in order to directly perform under this Agreement.

9.              Restricted Shares. By signing below, you represent and warrant that you are acquiring the shares and additional warrants described in Sections 1 and 3, and any shares received upon exercise of such additional warrants (together, the “Securities”) for your own account for long-term investment and not as a nominee or agent and not with the view to, or for resale in connection with, any distribution in violation of federal or state securities laws and that you have made no agreement with any other person or entity regarding any of the Securities. You further represent and agree that the Securities are restricted securities and if you later desire to transfer the Securities, you shall not do so without first obtaining (i) an opinion of counsel satisfactory to the Company that such proposed disposition or transfer may be made lawfully without the registration of such Securities pursuant to the Securities Act of 1933 (as amended, the “Securities Act”) and applicable state laws or (ii) registration of such Shares (it being expressly understood that the Company shall not have any obligations to register the Securities) (collectively, the “Securities Restrictions”). The stock certificates and warrant representing the Securities will each bear a restrictive legend setting forth the Securities Restrictions.

Chad A. Ruwe

August 21, 2012

10.              Governing Law; Venue. This Agreement shall be governed by the laws of the State of Minnesota, without regard to its conflicts-of-law provisions. The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the state and federal courts of the State of Minnesota.

11.              Counterparts. This Agreement may be executed by the parties in counterparts, all of which, when taken together, shall constitute a fully executed version of this Agreement. This Agreement, or a counterpart, thereof, may be executed and delivered by telecopier, facsimile or any other electronic transmission, including, without limitation, a scanned version in .pdf format, and the telecopier, facsimile or any other electronic transmission of a signature to another party or parties (or to their respective legal representatives) shall be of the same force and effect as the delivery of an original signature.

Signature Page Follows

Agreed to and accepted this	Very truly yours,

21st day of August, 2012	BioDrain Medical, Inc.

/s/ Chad A. Ruwe	/s/ Bob Myers
Chad A. Ruwe, individually	By: Bob Myers
Its: Chief Financial Officer